Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-94456) on Form S-8 of Cascade Financial Corporation 401(k) Salary deferral and Profit Sharing Plan of our report dated June 27, 2011, with respect to the statements of net assets available for benefits of Cascade Financial Corporation 401(k) Salary Deferral and Profit Sharing Plan as of December 31, 2010 and 2009, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule as of December 31, 2010, appearing in this Annual Report (Form 11-K) of Cascade Financial Corporation 401(k) Salary Deferral and Profit Sharing Plan.

/s/ Moss Adams LLP
Everett, Washington
June 27, 2011